Exhibit 99.1

NEWS RELEASE

Gray Reports Operating Results

For the Three-Month and Nine-Month Periods Ended September 30, 2013

Atlanta, Georgia – November 7, 2013… Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “third quarter of 2013”) and nine-month period ended September 30, 2013 as compared to the three-month period (the “third quarter of 2012”) and nine-month period ended September 30, 2012.

Highlights:

For the third quarters of 2013 and 2012, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended September 30,
	2013	2012	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$88,288	$102,879	(14)%

Operating expenses (before depreciation, amortization and loss on disposal of assets):
Broadcast expense	$53,516	$52,034	3%

Corporate and administrative expense	$4,470	$4,010	11%

We are pleased with our operating results for the third quarter of 2013. We experienced period over period increases in local advertising, internet advertising and retransmission consent revenue. Our period over period decrease in total revenue was primarily due to the expected decrease in political advertising revenue during the “off-year” of the two-year political advertising cycle.

Our period over period increase in broadcast expenses (excluding depreciation, amortization and loss on disposal of assets) was due primarily to routine increases in salaries, healthcare expense and pension expense, offset in part by a decrease in incentive compensation. Our period over period increase in corporate and administrative expenses (excluding depreciation, amortization and loss on disposal of assets) was due primarily to increases in salaries, relocation expense and stock-based compensation expense, offset in part by a decrease in incentive compensation.

Comments on Results of Operations for the Third Quarter of 2013:

Revenue.

Total revenue decreased $14.6 million, or 14%, to $88.3 million for the third quarter of 2013 compared to the third quarter of 2012. Local and internet advertising revenue, retransmission consent and consulting revenue increased, while political advertising revenue, national advertising revenue and other revenue decreased. In the third quarter of 2013, our local and national advertising revenue did not have the benefit of Olympic advertising revenue as it did in 2012. During the third quarter of 2012, we earned approximately $4.0 million of revenue from local and national advertisers and $1.1 million of revenue from political advertisers during the broadcast of the 2012 Summer Olympics on our ten primary NBC stations.

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Retransmission consent revenue increased primarily due to increased subscriber counts and rates. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two-year political advertising cycle.

As previously disclosed, during the third quarter of 2013, we recognized a one-time payment of $7.1 million as incentive consulting revenue associated with a now-expired consulting agreement for services rendered prior to the expiration thereof. We do not expect to recognize any further revenue from this agreement.

The principal components of our revenue for the third quarter of 2013 compared to the third quarter of 2012 were as follows:

Local advertising revenue increased $2.1 million, or 4%, to $48.7 million.

National advertising revenue decreased $0.8 million, or 5%, to $13.6 million.

Internet advertising revenue increased $0.1 million, or 2%, to $6.5 million.

Political advertising revenue decreased $23.1 million, or 94%, to $1.4 million.

Retransmission consent revenue increased $0.6 million, or 8%, to $9.2 million.

Other revenue decreased $0.1 million, or 6%, to $1.8 million.

Consulting revenue increased $6.6 million to $7.1 million.

For the third quarter of 2013, our five largest nonpolitical advertising customer categories on a combined local and national basis, by customer type, demonstrated the following changes in revenue compared to the third quarter of 2012: automotive increased 5%; restaurant increased 2%; medical decreased 9%; communications increased 6%; and furniture and appliances increased 2%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $1.5 million, or 3%, to $53.5 million for the third quarter of 2013 compared to the third quarter of 2012. This increase was due primarily to an increase in compensation expense of $1.7 million, offset in part by a decrease in non-compensation expense of $0.2 million. Compensation expense increased primarily due to routine increases in salaries, healthcare expense and pension expense, offset in part by a decrease in incentive compensation. Non-compensation expense increased primarily due to increases in programming costs, software license fees and bad debt expense offset in part by decreases in national sales commissions, legal expense and repairs and maintenance expense.

Corporate and administrative expenses (before depreciation, amortization and loss on disposal of assets) increased $0.5 million, or 11%, to $4.5 million. The increase was due primarily to increases in compensation expense of $0.2 million and non-compensation expense of $0.3 million. Compensation expense increased primarily due to an increase in salaries, relocation expense and stock-based compensation expense, offset in part by a decrease in incentive compensation. We recorded non-cash stock-based compensation expense during the third quarter of 2013 and the third quarter of 2012 of $0.3 million and $0.2 million, respectively.

Comments on Results of Operations for the Nine-Month Period Ended September 30, 2013:

Revenue.

Total revenue decreased $27.5 million, or 10%, to $250.7 million for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012. Local, national and internet advertising revenue, retransmission consent revenue and consulting revenue increased while political advertising revenue and other revenue decreased. Local and national net advertising revenue in the nine months ended September 30, 2013 was positively influenced by the broadcast of the 2013 Super Bowl on our 20 CBS channels, earning us approximately $1.1 million, an increase of approximately $0.3 million compared to the broadcast of the 2012 Super Bowl on our 10 NBC channels that earned us approximately $0.8 million. However, local and national advertising revenue in the nine months ended September 30, 2013 did not

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2013	Page 2 of 11

benefit from any Olympic Games advertising. Retransmission consent revenue increased primarily due to increased subscriber counts and rates. Political advertising revenue reflected decreased advertising from political candidates and special interest groups during the “off year” of the two-year political advertising cycle. Other revenue decreased due to an anticipated reduction of certain copyright royalty payments during the 2013 period.

As noted in our discussion of our revenue for the third quarter of 2013, we recorded a one-time payment of $7.1 million as incentive consulting revenue associated with a now-expired consulting agreement for services rendered prior to the expiration thereof.

The principal components of our revenue for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 were as follows:

Local advertising revenue increased $5.1 million, or 4%, to $146.0 million.

National advertising revenue increased $0.4 million, or 1%, to $42.1 million.

Internet advertising revenue was consistent with the prior year period at $18.4 million.

Political advertising revenue decreased $39.8 million, or 94%, to $2.8 million.

Retransmission consent revenue increased $3.0 million, or 12%, to $28.3 million.

Other revenue decreased $1.4 million, or 18%, to $6.1 million.

Consulting revenue increased $5.2 million to $7.1 million.

In the nine-months ended September 30, 2013, our five largest nonpolitical advertising customer categories on a combined local and national basis, by customer type, demonstrated the following changes in revenue compared to the nine-months ended September 30, 2012: automotive increased 8%; medical decreased 6%; restaurant decreased 1%; communications increased 3%; and furniture and appliances increased 4%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $3.2 million, or 2%, to $158.8 million for the nine-months ended September 30, 2013 compared to the nine-months ended September 30, 2012. This increase was due primarily to increases in compensation expense of $2.6 million and non-compensation expense of $0.6 million. Compensation expense increased primarily due to increases in salaries, healthcare expense and pension expense, offset in part by a decrease in incentive compensation. Non-compensation expense increased primarily due to increases in programming costs, market research and software license fees, offset in part by a decrease in national sales commissions, legal expense and repairs and maintenance expense.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $2.8 million, or 26%, to $13.6 million The increase was due primarily to increases in compensation expense of $1.5 million and non-compensation expense of $1.3 million. Compensation expense increased primarily due to an increase in stock-based compensation expense and severance expense resulting from the resignation of a former employee in June 2013. We recorded non-cash stock-based compensation expense during the nine-month periods ended September 30, 2013 and 2012 of $1.7 million and $0.3 million, respectively. Non-compensation expense increased primarily due to increased consulting expenses, legal expenses and travel expenses.

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Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended
	September 30,
	2013	2012

Revenue (less agency commissions)	$88,288	$102,879
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	53,516	52,034
Corporate and administrative	4,470	4,010
Depreciation	6,024	5,725
Amortization of intangible assets	9	19
Loss on disposals of assets, net	49	28

Operating expenses	64,068	61,816

Operating income	24,220	41,063
Other expense:
Interest expense	(12,656)	(15,155)

Income before income tax	11,564	25,908
Income tax expense	4,491	10,035

Net income	7,073	15,873
Preferred stock dividends (includes accretion of issuance cost of $0 and $479, respectively)	—	1,233

Net income attributable to common stockholders	$7,073	$14,640

Basic per share information:
Net income attributable to common stockholders	$0.12	$0.26

Weighted-average shares outstanding	57,713	57,155

Diluted per share information:
Net income attributable to common stockholders	$0.12	$0.26

Weighted-average shares outstanding	58,078	57,287

Political advertising revenue (less agency commissions)	$1,377	$24,508

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Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Nine Months Ended
	September 30,
	2013	2012

Revenue (less agency commissions)	$250,742	$278,244
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	158,817	155,635
Corporate and administrative	13,587	10,745
Depreciation	17,762	17,332
Amortization of intangible assets	40	56
Gain on disposals of assets, net	(56)	(454)

Operating expenses	190,150	183,314

Operating income	60,592	94,930
Other income (expense):
Miscellaneous income, net	—	2
Interest expense	(37,790)	(45,444)

Income before income tax expense	22,802	49,488
Income tax expense	9,715	19,250

Net income	13,087	30,238
Preferred stock dividends (includes accretion of issuance cost of $0 and $633, respectively)	—	3,591

Net income attributable to common stockholders	$13,087	$26,647

Basic per share information:
Net income attributable to common stockholders	$0.23	$0.47

Weighted-average shares outstanding	57,600	57,151

Diluted per share information:
Net income attributable to common stockholders	$0.23	$0.47

Weighted-average shares outstanding	57,907	57,209

Political advertising revenue (less agency commissions)	$2,769	$42,605

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2013	Page 5 of 11

Other Financial Data:

	September 30, 2013	December 31, 2012
	(in thousands)

Cash	$43,320	$11,067
Long-term debt	$833,073	$832,867
Borrowing availability under our senior credit facility	$40,000	$40,000

	Nine Months Ended September 30,
	2013	2012
	(in thousands)

Net cash provided by operating activities	$51,590	$90,338
Net cash used in investing activities	(19,603)	(17,227)
Net cash provided by (used in) financing activities	266	(32,606)

Net increase in cash	$32,253	$40,505

Internet Initiatives:

Our website page view data for the three-month and nine-month periods ended September 30, 2013 compared to the three-month and nine-month periods ended September 30, 2012 is as follows:

Gray Websites - Data

	Three Months Ended September 30,
	2013	2012	% Change
	(in millions, except percentages)

Advertising impressions generated	1,075.7	1,214.6	(11)%
Total page views (including mobile page views)	392.7	399.4	(2)%

	Nine Months Ended September 30,
	2013	2012	% Change
	(in millions, except percentages)

Advertising impressions generated	3,465.6	3,323.5	4%
Total page views (including mobile page views)	1,162.8	1,163.2	0%

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Guidance for the Three Months Ending December 31, 2013 (the “fourth quarter of 2013”)

We currently anticipate that our results of operations for the fourth quarter of 2013 will be within the ranges presented in the table below. These estimates include the expected results of operations of the stations owned by Yellowstone Television, LLC and Excalibur Broadcasting, LLC, each of which will be included in our consolidated results of operations in accordance with US GAAP from their respective dates of acquisition.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the Fourth	Actual Fourth	the Fourth	Actual Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2013	2012	2013	2012	2012
		(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$92,000	(27)%	$94,000	(26)%	$126,587

OPERATING EXPENSES
(before depreciation, amortization and (gain) loss on disposals of assets):
Broadcast	$58,000	2%	$59,000	4%	$56,651
Corporate and administrative	$4,000	(23)%	$4,500	(13)%	$5,182

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$800	(98)%	$1,000	(98)%	$43,368

Comments on Guidance:

Fourth Quarter of 2013.

Based on our current forecasts for the fourth quarter of 2013, we anticipate the following changes from the three-month period ended December 31, 2012 (the “fourth quarter of 2012”):

Revenue.

•	We believe our fourth quarter of 2013 local advertising revenue, excluding political advertising revenue, will increase from the fourth quarter of 2012 by approximately 10%.

•	We expect our fourth quarter of 2013 national advertising revenue, excluding political advertising revenue, will increase from the fourth quarter of 2012 by approximately 8%.

•	We anticipate our fourth quarter of 2013 internet advertising revenue, excluding political advertising revenue, will increase from the fourth quarter of 2012 by approximately 5%.

•	We believe our fourth quarter of 2013 retransmission consent revenue will increase from the fourth quarter of 2012 by approximately 28%.

•	We do not anticipate any significant political advertising revenue in the fourth quarter of 2013, continuing to reflect the “off year” of the two-year political advertising cycle and the absence of any special elections and special political issue advertising campaigns in our markets.

•	We do not anticipate recording any consulting revenue in the fourth quarter of 2013.

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Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month and nine-month periods ended September 30, 2013 and 2012, respectively (dollars in thousands):

	Three Months Ended September 30,
	2013		2012
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$48,728	55.2%	$46,670	45.4%
National	13,585	15.4%	14,341	13.9%
Internet	6,476	7.3%	6,369	6.2%
Political	1,377	1.6%	24,508	23.8%
Retransmission consent	9,165	10.4%	8,518	8.3%
Other	1,814	2.1%	1,923	1.9%
Consulting	7,143	8.0%	550	0.5%

Total	$88,288	100.0%	$102,879	100.0%

	Nine Months Ended September 30,
	2013		2012
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$146,025	58.2%	$140,962	50.7%
National	42,061	16.8%	41,668	15.0%
Internet	18,439	7.4%	18,420	6.6%
Political	2,769	1.1%	42,605	15.3%
Retransmission consent	28,253	11.3%	25,275	9.1%
Other	6,052	2.4%	7,419	2.7%
Consulting	7,143	2.8%	1,895	0.6%

Total	$250,742	100.0%	$278,244	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2013	Page 8 of 11

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense and any income tax expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended September 30,
	2013	2012	% Change
Net income	$7,073	$15,873
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,024	5,725
Amortization of intangible assets	9	19
Non-cash stock based compensation	255	170
Loss on disposals of assets, net	49	28
Interest expense	12,656	15,155
Income tax expense	4,491	10,035
Amortization of program broadcast rights	2,829	2,773
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	6
Network compensation revenue recognized	(156)	(157)
Payments for program broadcast rights	(2,849)	(2,790)

Broadcast Cash Flow Less Cash Corporate Expenses	30,388	46,837	(35)%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	4,215	3,840

Broadcast Cash Flow	$34,603	$50,677	(32)%

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2013	Page 9 of 11

	Nine Months Ended September 30,
	2013	2012	% Change
Net income	$13,087	$30,238
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	17,762	17,332
Amortization of intangible assets	40	56
Non-cash stock based compensation	1,719	324
Gain on disposals of assets, net	(56)	(454)
Miscellaneous income, net	—	(2)
Interest expense	37,790	45,444
Income tax expense	9,715	19,250
Amortization of program broadcast rights	8,492	8,250
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	21	18
Network compensation revenue recognized	(470)	(470)
Network compensation per network affiliation agreement	—	(60)
Payments for program broadcast rights	(8,549)	(8,386)

Broadcast Cash Flow Less Cash Corporate Expenses	79,551	111,540	(29)%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	11,868	10,421

Broadcast Cash Flow	$91,419	$121,961	(25)%

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 31 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. We also operate additional television stations that broadcast channels affiliated with ABC, CBS, NBC, CW, and Telemundo. Our owned and/or operated television stations collectively broadcast twenty-three channels affiliated with the CBS Network, fourteen channels affiliated with the NBC Network, nine channels affiliated with the ABC Network and five channels affiliated with the FOX Network.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network, Antenna TV and Telemundo. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.5% of total United States households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter 2013 or other periods, business and internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of November 7, 2013. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances.

Gray Television, Inc. Earnings Release for the three-month and nine-month periods ended September 30, 2013	Page 10 of 11

Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, each of which is on file with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our third quarter operating results on November 7, 2013. The call will begin at 9:00 AM Eastern Time. The live dial-in number is 1 (888) 505-4369 and the confirmation code is 6261107. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 6261107 until December 7, 2013.

For information contact:
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V.P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

Web Site: www.gray.tv

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